As filed with the Securities and Exchange Commission on January 5, 2001

                   Registration Nos. 333-     333- -01, 333- -02 and 333-    -03
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                              TXU ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)


                  Texas                                 75-1837355
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

                             TXU ELECTRIC CAPITAL VI
                            TXU ELECTRIC CAPITAL VII
                            TXU ELECTRIC CAPITAL VIII
           (Exact name of registrants as specified in their charters)


                Delaware                             To Be Applied For
(State of incorporation or organization)  (I.R.S. Employer Identification No's.)

                                  Energy Plaza
                                1601 Bryan Street
                               Dallas, Texas 75201
                                 (214) 812-4600

       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

ROBERT A. WOOLDRIDGE, Esq.   PETER B. TINKHAM, Esq.   ROBERT J. REGER, JR., Esq.
     Worsham Forsythe        Secretary and Assistant   Thelen Reid & Priest LLP
      Wooldridge LLP               Treasurer              40 West 57th Street
     1601 Bryan Street             TXU Corp.           New York, New York 10019
    Dallas, Texas 75201        1601 Bryan Street           (212) 603-2000
      (214) 979-3000          Dallas, Texas 75201
                                (214) 812-4600

   (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                              ---------------------

    It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             RICHARD L. HARDEN, Esq.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                          New York, New York 10004-1490
                                 (212) 858-1000
                              ---------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective when warranted by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                            Proposed
                                            Maximum     Proposed
                                            Offering    Maximum       Amount of
     Title of Each Class       Amount to be  Price     Aggregate    Registration
of Securities to be Registered  Registered  Per Unit Offering Price      Fee
--------------------------------------------------------------------------------
Cumulative Preferred Stock        (1)(3)      (2)     (1)(2)(3)(4)      N/A
(without par value).........
--------------------------------------------------------------------------------
Depositary Shares                 (1)(5)      (2)    (1)(2)(4)(5)(6)    N/A
--------------------------------------------------------------------------------
First Mortgage Bonds........      (1)(7)      (2)     (1)(2)(4)(7)      N/A
--------------------------------------------------------------------------------
Debt Securities.............      (1)(8)      (2)     (1)(2)(4)(8)      N/A
--------------------------------------------------------------------------------
Preferred Trust Securities..      (1)(9)      (2)     (1)(2)(4)(9)      N/A
--------------------------------------------------------------------------------
Guarantee with respect to                                               N/A
Preferred Trust Securities
(10)(11)....................
--------------------------------------------------------------------------------
Junior Subordinated                                                     N/A
Debentures (10)(12).........
--------------------------------------------------------------------------------
     Total (13)...........    $923,850,000(4) (2)   $923,850,000(4)  $230,963
================================================================================

(1) In no event will the aggregate offering price of all preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities issued from time to time pursuant to this Registration Statement exceed $923,850,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $923,850,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
(2) The proposed maximum offering price per unit and the proposed maximum aggregate offering price will be determined, from time to time, by the registrants in connection with the issuance of the securities registered hereunder.
(3) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of cumulative preferred stock (without par value) which may be sold, from time to time, by TXU Electric Company.
(4)  Exclusive of accrued interest or distributions, if any.
(5) Subject to footnote (1), there is being registered hereunder an indeterminate number of depositary shares which may be issued in the event TXU Electric Company elects to offer fractional interests in shares of the cumulative preferred stock registered hereunder.
(6)  No additional consideration will be received for the depositary shares.
(7) Subject to footnote (1), there is being registered hereunder an indeterminate principal amount of first mortgage bonds which may be sold, from time to time, by TXU Electric Company.
(8) Subject to footnote (1), there is being registered hereunder an indeterminate principal amount of debt securities which may be sold, from time to time, by TXU Electric Company.
(9) Subject to footnote (1), there is being registered hereunder an indeterminate amount of preferred trust securities which may be sold, from time to time, by TXU Electric Capital VI, TXU Electric Capital VII and/or TXU Electric Capital VIII.
(10) This registration is deemed to include the rights of the holders of the securities under the TXU Electric Company guarantee, the Trust Agreement, the junior subordinated debentures, the Subordinated Indenture and the Agreement as to Expenses and Liabilities, together constituting the backup undertakings as described in this Registration Statement.
(11) No separate consideration will be received for the TXU Electric Company guarantee or the Agreement as to Expenses and Liabilities.
(12) The junior subordinated debentures, to be issued by TXU Electric Company, will be purchased by TXU Electric Capital VI, TXU Electric Capital VII and/or TXU Electric Capital VIII with the proceeds of the sale of preferred trust securities. No separate consideration will be received for the junior subordinated debentures.
(13) Pursuant to Rule 429 under the Securities Act of 1933, the combined Prospectus filed as part of this Registration Statement also relates to $25,000,000 aggregate amount of cumulative preferred stock registered pursuant to Registration Statement File No. 33-69554. A registration fee with respect to such registration statement was paid in the amount of $46,875.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED           , 2001
                                               ----------

PROSPECTUS




                                  $948,850,000
                                AGGREGATE AMOUNT

                                 ---------------

                              TXU ELECTRIC COMPANY

  PREFERRED STOCK, DEPOSITARY SHARES, FIRST MORTGAGE BONDS, DEBT SECURITIES AND
                         JUNIOR SUBORDINATED DEBENTURES

                                  -------------

                             TXU ELECTRIC CAPITAL VI
                            TXU ELECTRIC CAPITAL VII
                            TXU ELECTRIC CAPITAL VIII


                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                              TXU ELECTRIC COMPANY

              -----------------------------------------------------

       We will provide specific terms of these securities, their offering prices and how they will be offered in supplements to this prospectus.
 You should read this prospectus and any supplement carefully before you invest.

              -----------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated             , 2001.


The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period we currently do not expect to exceed two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $948,850,000. This amount includes $25,000,000 of cumulative preferred stock registered under an earlier registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Electric Company files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-11668. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

     o TXU Electric Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     o TXU Electric Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and on Form 10-Q/A for the quarter ended September 30, 2000.

     o TXU Electric Company's Current Reports on Form 8-K filed with the SEC on March 13, 2000, September 15, 2000 and December 21, 2000.

     You may request a copy of these filings at no cost, by writing or contacting TXU Electric Company at the following address: Secretary, TXU Electric Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                              TXU ELECTRIC COMPANY

     TXU Electric Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy solely within the State of Texas. TXU Electric Company is a wholly-owned subsidiary of TXU Corp., a Texas corporation. TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia. Through its direct and indirect subsidiaries, TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the


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


purchase, transmission, distribution and sale of natural gas; energy marketing; and energy services, telecommunications and other businesses.

     TXU Electric Company's service area is located in the north central, eastern and western parts of Texas, with a population estimated at 6.1 million - about one-third of the population of Texas. Electric service is provided to approximately 2.6 million customers in 92 counties and 370 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the state. The service territory also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

     The principal executive offices of TXU Electric Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is
(214) 812-4600.

     ELECTRIC INDUSTRY RESTRUCTURING - Legislation was passed during the 1999 session of the Texas Legislature that will restructure the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the legislation incorporates the concept contained in the stipulation in Docket No. 18490 that earnings in excess of the earnings cap be used as mitigation to the cost of nuclear production assets (see Note 13 to Financial Statements in TXU Electric Company's Annual Report on Form 10-K for the year ended December 31,
1999); authorizes competition in the retail and generation markets for electricity beginning January 1, 2002; provides for the recovery of generation-related and purchased power related stranded costs and generation-related regulatory assets; requires reductions in nitrogen oxide
(NOx) and sulfur dioxide (SO2) emissions; requires a rate freeze for all retail customers until January 1, 2002 and certain rate reductions for residential and small commercial customers for up to five years thereafter; and sets certain limits on capacity owned and controlled by power generation companies. Each electric utility must separate from its regulated activities its customer energy services business activities that are otherwise already widely available in the competitive market. By January 1, 2002, each electric utility must separate (unbundle) its business into the following units: a power generation company, a retail electric provider and a transmission and distribution company or separate transmission and distribution companies. A power generation company generates electricity that is intended to be sold at wholesale. In general, a power generation company may not own a transmission or distribution facility and may not have a certificated service area. A retail electric provider sells electric energy to retail customers and may not own or operate generation assets. A transmission and distribution (T&D) company may only own or operate facilities to transmit or distribute electricity. TXU Electric Company and each other electric utility in Texas have filed with the Public Utility Commission of Texas
(PUC) a separation of their costs into competitive and regulated components, proposed tariffs for their proposed T&D utility, and an initial estimate of their generation-related stranded costs.

     In October 1999, the TXU Electric Company filed a petition with the PUC for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments designed to enable TXU Electric Company to recover its generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. On May 1, 2000, the PUC signed a final order rejecting TXU Electric Company's request for the $1.65 billion and authorized only $363 million. TXU Electric Company filed an appeal on May 2, 2000 with the Travis County, Texas District Court.

     On September 7, 2000, the Travis County, Texas District Court issued a final judgment reversing that part of the PUC's financing order that utilized regulated asset life (up to 40 years) for purposes of present-valuing the benefits of securitization. Instead, the District Court ruled that a present-value period based upon stranded cost and regulatory asset recovery periods authorized under the 1999 Restructuring Legislation should have been used by the PUC. The District Court also ruled that the PUC statements in its financing order concerning the future impact of securitization of loss on reacquired debt were only an advisory opinion. The judgment affirmed other aspects of the PUC's financing order and ordered the case remanded to the PUC for further proceedings consistent with the judgment. TXU Electric Company and


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


various other parties have appealed this judgment directly to the Texas Supreme Court. TXU Electric Company expects that any difference between the $1.65 billion and the amount finally authorized will continue to be deferred until recovery of generation-related assets is again addressed by the PUC, most likely in 2001. TXU Electric Company is unable to predict the outcome of these proceedings.

     The constitutionality of the securitization provisions of the 1999 Restructuring Legislation under the Texas constitution has been challenged in connection with a securitization request made by Central Power and Light Company. In July 2000, the Travis County, Texas District Court issued its judgment denying this appeal and finding that the securitization provisions are constitutional. This judgment has been appealed directly to the Texas Supreme Court. TXU Electric Company is unable to predict the outcome of such proceedings.

     In January 2000, TXU Electric Company filed with the PUC its business separation plan as required by the 1999 Restructuring Legislation. This plan described how TXU Electric Company proposed to separate, by September 1, 2000, the provision of competitive energy services from its regulated business activities and how it plans to unbundle its business by January 1, 2002 in accordance with the 1999 Restructuring Legislation. Only the T&D functions will continue to be regulated. An independent organization certified by the PUC will oversee transmission system planning and reliability in the State of Texas. Beginning January 1, 2002, retail electric customers in Texas will be able to select their electricity providers. The portion of this plan that describes how TXU Electric Company proposed to separate the provision of competitive energy services from its regulated business activities has been severed by the PUC from Docket No. 21950 and assigned Docket No. 21987. In April 2000, TXU Electric Company and certain other parties to Docket No. 21987 filed with the PUC a nonunanimous stipulation concerning matters at issue in that proceeding. In June 2000, the PUC issued an order in Docket No. 21987 approving this stipulation and the TXU Electric Company plan, as modified by this stipulation.

     As required by the 1999 Restructuring Legislation, in March 2000, TXU Electric Company filed its transition to competition plan with the PUC (Docket No. 22350). This plan lays the foundation for retail competition to begin in the Texas electricity market. Under the plan as filed, the generation business unit and the retail business unit of TXU Electric Company will become unregulated entities and will be allowed to compete for customers. The T&D business units of TXU Electric Company will be separated into regulated entities and will together represent the regulated part of the business. The filing also includes proposed T&D delivery rates to be charged to retail electric providers. In addition to the actual T&D charges for delivering electricity, these rates include nuclear decommissioning fund charges, system benefit fund charges and stranded cost recovery charges. In that March 2000 filing, TXU Electric Company's stranded costs were estimated to be approximately $3.7 billion, including the regulatory assets that were part of the Docket No. 21527 proceedings and amounts related to the remand of Docket No. 9300 (see TXU Electric Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000). TXU Electric Company filed an updated stranded cost estimate on August 28, 2000, to reflect various PUC decisions made since Docket No. 22350 was filed. In the August 28, 2000 filing, TXU Electric Company's stranded costs were estimated to be $2.8 billion. Subsequent to the August 2000 filing, the PUC has required TXU Electric Company to revise the stranded cost estimate to remove amounts related to regulatory assets, certain environmental expenditures, and the remand of Docket No. 9300, which resulted in a revised stranded cost estimate of $14 million. TXU Electric Company has appealed certain of the PUC's decisions related to this matter to the Travis County, Texas District Court. Various parties to Docket No. 22350 have presented stranded cost estimates ranging from negative $1.5 billion to negative $3.5 billion along with recommendations that these amounts be returned to customers beginning in 2002. The estimate established in Docket No. 22350 is subject to a future "true-up" in 2004. TXU Electric Company is unable to predict the outcome of these proceedings.

                TXU ELECTRIC CAPITAL VI, TXU ELECTRIC CAPITAL VII
                          AND TXU ELECTRIC CAPITAL VIII

     TXU Electric Capital VI, TXU Electric Capital VII and TXU Electric Capital VIII are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Electric Capital. Each was created pursuant to a separate trust agreement among TXU Electric Company as depositor of TXU Electric Capital,

The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Electric Company. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Electric Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Electric Company as trust assets. All of the common trust securities will be owned by TXU Electric Company. The common trust securities will represent at least 3% of the total capital of TXU Electric Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Electric Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement. TXU Electric Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Electric Capital is c/o TXU Electric Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, the net proceeds from the offering of the securities will be used for general corporate purposes of TXU Electric Company, which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for TXU Electric Company for each of the years ended December 31, 1995 through 1999 and for the nine months ended September 30, 2000 are set forth in the table below. The ratios for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for an entire year.

                                                          Ratio of Earnings
                                  Ratio of Earnings    to Combined Fixed Charges
          Period                   to Fixed Charges     and Preferred Dividends
          ------                   ----------------     -----------------------

Year ended December 31, 1995              2.0                    1.7
Year ended December 31, 1996              3.0                    2.6
Year ended December 31, 1997              2.9                    2.7
Year ended December 31, 1998              3.3                    3.1
Year ended December 31, 1999              3.2                    3.1
Nine months ended September 30, 2000      4.0                    3.9

                         DESCRIPTION OF PREFERRED STOCK

     The Texas Business Corporation Act and the Restated Articles of Incorporation, as amended, and Restated Bylaws of TXU Electric Company determine the rights and privileges of holders of preferred stock. The information below is a summary of those terms. For a fuller understanding of those terms, you should read the corporate documents, which have been filed with the SEC, and the Texas corporate law.

     TXU Electric Company may issue one or more series of preferred stock. The preferred stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Electric Company.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe those different terms. They will also be described in a Statement of Resolution Establishing a Series of Preferred Stock. That document will be filed in Texas with the Secretary of State and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of preferred stock;

     o    The number of shares in the series;

     o The dividend rate or how such rate will be determined and the dividend payment dates for the series of preferred stock;

     o    Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preferred stock may be redeemed at the option of TXU Electric Company and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Electric Company to repurchase, redeem or retire the series of preferred stock;

     o The amount payable on the series of preferred stock in case of the liquidation, dissolution or winding up of TXU Electric Company and any additional amount, or method of determining such amount, payable in case any such event is voluntary;

     o Any rights to convert the shares of that series of preferred stock into shares of another series or into shares of any other class of capital stock; and

     o Any right to vote the shares of that series of preferred stock with respect to matters that holders of shares of preferred stock may not otherwise be entitled to vote upon.

     Shares of preferred stock issued by TXU Electric Company will be fully paid and non-assessable.

     TXU Electric Company must first pay all dividends due on preferred stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Electric Company, amounts due to holders of preferred stock will be paid before any distribution of assets to holders of common stock.

     TXU Electric Company has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Electric Capital I, TXU Electric Capital II, TXU Electric Capital III, TXU Electric Capital IV, and TXU Electric Capital V. TXU Electric Company has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Electric Company may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Electric Company may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Electric Company exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preferred stock during the extension period. For a further description of TXU Electric Company's rights to delay payment, read DESCRIPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     Unless otherwise provided with respect to a particular series of preferred stock, the holders of preferred stock have voting rights only in the following circumstances:

     o If dividends have not been paid for six full quarters, holders of preferred stock may elect a majority of TXU Electric Company's Board of Directors;

     o TXU Electric Company needs the approval of the holders of a majority of the outstanding shares of the preferred stock in order to make the following changes in its capital structure:

          - Authorizing a new class of stock that ranks senior to the preferred stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

          - Altering any of the express terms of the outstanding preferred stock in a manner substantially prejudicial to holders of the outstanding preferred stock, unless the change does not affect every series of preferred stock, in which case holders of only those series affected may vote.

     In addition, TXU Electric Company needs the approval of the holders of a majority of the outstanding shares of the preferred stock in order to take any of the following actions:

     o create or assume any unsecured debt (other than refunding, replacement, retirement or acquisition debt) having a maturity of more than one year, unless for a period of twelve months out of the immediately preceding fifteen months, net earnings available for the payment of interest were at least 2 times the interest charges on all outstanding indebtedness having a maturity of more than one year; or

     o issue, sell or dispose of shares of preferred stock (including those outstanding) or stock ranking equal or senior to preferred stock, unless net income available for the payment of dividends for a period of twelve months within the fifteen months immediately preceding the issuance is at least 2 times the annual dividend requirements on all outstanding shares of preferred stock and all other classes of stock ranking equal or senior to preferred stock, including the shares proposed to be issued; or

     o pay any dividend on any stock junior to preferred stock which would reduce retained earnings to less than 1 1/2 times the annual dividend requirement on preferred stock and stock ranking equal or prior to preferred stock outstanding.

     TXU Electric Company's Articles of Incorporation limit the payment of annual dividends on the common stock to 75% of current net income available for such dividends when the common stock equity is less than (or by the declaration would become less than) 20% of total capitalization. The payment of dividends on common stock is unlimited when common stock equity is 20% or more of such total capitalization, except when paying such dividends would bring common equity within the limits specified in the preceding sentence. Certain other limitations on payment of common stock dividends are also contained in TXU Electric Company's Mortgage and Deed of Trust, as described below under DESCRIPTION OF FIRST MORTGAGE BONDS.

     The preferred stock offered by this prospectus will have no subscription rights, conversion rights or preemptive rights.

     The Transfer Agent and the Registrar for the preferred stock offered by this prospectus will be TXU Business Services Company, an affiliate of TXU Electric Company, or such other entity as may be appointed by TXU Electric Company.

                        DESCRIPTION OF DEPOSITARY SHARES

     TXU Electric Company may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among TXU Electric Company, a bank or trust company acting as depositary (the depositary) and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preferred stock to the depositary, TXU Electric Company will cause the depositary to issue depositary receipts on its behalf.

     The form of the deposit agreement was filed with the SEC and you should read the deposit agreement for provisions that may be important to you.

     If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

     o the payment of dividends or other cash distributions to the holders of depositary receipts when the dividends or other cash distributions are made with respect to the preferred stock;

     o the voting by a holder of depositary shares of the preferred stock underlying the depositary shares at any meeting called for that purpose;

     o if applicable, the redemption of depositary shares upon the redemption of shares of preferred stock held by the depositary;

     o if applicable, the exchange of depositary shares upon an exchange by TXU Electric Company of shares of preferred stock held by the depositary for debt securities or common stock;

     o if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of TXU Electric Company's common stock, other shares of TXU Electric Company's preferred stock or debt securities;

     o the terms upon which the deposit agreement may be amended and terminated;

     o a summary of the fees to be paid by TXU Electric Company to the depositary;

     o    the terms upon which a depositary may resign or be removed; and

     o any other terms of the depositary shares, the deposit agreement and the depositary receipts.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon the written order of TXU Electric Company, issue temporary depositary receipts substantially identical to (and entitling its holders to all the rights pertaining to) the definitive depositary receipts. Definitive depositary receipts will be prepared thereafter and will be exchangeable for temporary depositary receipts at TXU Electric Company's expense.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares. The amounts paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying shares of preferred stock will be reduced by any amounts required to be withheld by TXU Electric Company or the depositary on account of taxes or other governmental charges. Any such payment of dividends or distribution by the depositary, or any transfer, exchange or withdrawal of any depositary shares or shares of preferred stock may be withheld until such taxes or other governmental charges are paid.

                       DESCRIPTION OF FIRST MORTGAGE BONDS

     The first mortgage bonds will be issued under the TXU Electric Company's Mortgage and Deed of Trust, dated as of December 1, 1983, with The Bank of New York, as Trustee (Mortgage Trustee), as supplemented by sixty supplemental indentures (collectively, the Mortgage). All first mortgage bonds issued or to be issued under the Mortgage, including the first mortgage bonds offered by this prospectus, are collectively referred to in this prospectus as First Mortgage Bonds. Material terms of the First Mortgage Bonds are summarized below. The Mortgage was filed with the SEC and you should read the Mortgage for provisions that may be important to you. Whenever particular provisions or defined terms in the Mortgage are referred to under this DESCRIPTION OF FIRST MORTGAGE BONDS, such provisions or defined terms are incorporated by reference in this prospectus.

     A prospectus supplement relating to any series of First Mortgage Bonds being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o the designation of the series of First Mortgage Bonds and aggregate principal amount of First Mortgage Bonds;

     o    the date or dates on which the series will mature;

     o    the rate or rates per annum at which the series will bear interest;

     o    the times at which such interest will be payable;

     o    the redemption terms, if any;

     o any provisions relating to any policy of financial guaranty insurance issued with respect to such series;

     o    form and denomination; and

     o right to tender the First Mortgage Bonds of such series prior to maturity, or other specific terms.

     The First Mortgage Bonds are, or will be, secured by a first mortgage lien on substantially all of TXU Electric Company's property as described below under --"Security and Priority." All First Mortgage Bonds are equally secured and rank equally with respect to each other.

     The First Mortgage Bonds offered by this prospectus may be transferred or exchanged without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, in the City of New York.

REDEMPTION, REPAYMENT OR PURCHASE OF FIRST MORTGAGE BONDS.

     The First Mortgage Bonds may be redeemable, either at the option of TXU Electric Company or as required by the Mortgage, on not less than 30 days' notice.

     If at the time notice of redemption is given the redemption moneys are not on deposit with the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless redemption moneys are so received.

     While the Mortgage contains provisions for the maintenance of the mortgaged and pledged property, the Mortgage does not permit redemption of First Mortgage Bonds pursuant to these provisions.

     There is no sinking fund under the Mortgage.

     Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the purchase or redemption of First Mortgage Bonds of any series. (Mortgage, Arts. XII and XIII.)

     In addition to or in lieu of any terms of redemption, TXU Electric Company may grant holders of a particular series of First Mortgage Bonds the right to tender their First Mortgage Bonds prior to maturity to TXU Electric Company for repayment at stated prices and at stated times. The prospectus supplement relating to such a series of First Mortgage Bonds will contain the terms of any right to tender those First Mortgage Bonds.

SECURITY AND PRIORITY.

     The First Mortgage Bonds are, or will be, secured by a first lien on substantially all of TXU Electric Company's property other than cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; and gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system.

     In addition, the first mortgage lien is subject to certain encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

     The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by TXU Electric Company after the date of the Mortgage, other than the excepted property described above and subject to pre-existing liens such as purchase money mortgages and other liens or defects in title. However, if TXU Electric Company consolidates or merges with or conveys or transfers all or substantially all of the mortgaged property to another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property it acquires from TXU Electric Company and improvements, extensions, replacements and additions to that property. (Mortgage, Sec. 18.03.)

     The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Mortgage, Sec. 19.09.)

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS.

     The maximum principal amount of First Mortgage Bonds which may be issued under the Mortgage is unlimited. First Mortgage Bonds of any series may be issued from time to time on the basis of:

     (1) 70% of qualified property additions after adjustments to offset retirements;

     (2) retirement of First Mortgage Bonds or certain prior lien bonds; and/or

     (3) deposits of cash.

     With certain exceptions, in the case of (2) above, the issuance of First Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 out of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the additional issuance and all other senior ranking indebtedness. In general, interest on variable interest bonds, if any, is calculated using the average rate in effect during the 12 month period.

     Property additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     As of September 30, 2000, unfunded net property additions of approximately $8.31 billion were available under the Mortgage. Up to approximately $5.82 billion aggregate principal amount of First Mortgage Bonds could be issued based on such property additions and on December 20, 2000, $575 million aggregate principal amount of First Mortgage Bonds were issued based on $821 million of such property additions. In addition, approximately $4.75 billion aggregate principal amount of First Mortgage Bonds could be issued on the basis of First Mortgage Bonds that have been retired, subject, where applicable, to the earnings test and other requirements of the Mortgage.

     The Mortgage contains certain restrictions upon the issuance of First Mortgage Bonds against property additions subject to prior liens. (Mortgage, Secs. 1.04 to 1.07 and 3.01 to 7.01.)

     It is expected that the First Mortgage Bonds offered by this prospectus will be issued upon the basis of the retirement of First Mortgage Bonds or property additions.

RELEASE AND SUBSTITUTION OF PROPERTY.

     Property subject to the first mortgage lien may be released upon the basis of:

     (1) the deposit of cash or, to a limited extent, purchase money mortgages;

     (2) property additions, after making adjustments in certain cases to offset retirement and after making adjustments for prior lien bonds outstanding against property additions; and/or

     (3) waiver of the right to issue First Mortgage Bonds,

in each case without applying any earnings test.

     Cash may be withdrawn upon the bases stated in (2) and (3) above.

     When property released is not funded property, property additions used to effect the release may be available as credits under the Mortgage. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Mortgage, Secs. 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09.)

DIVIDEND RESTRICTIONS.

     The Mortgage provides that TXU Electric Company may declare or pay dividends (other than dividends payable solely in shares of its common stock) on any shares of its common stock only out of the unreserved and unrestricted retained earnings and will not make any such declaration or payment when it is insolvent, or when the payment thereof would render TXU Electric Company insolvent. (Mortgage, Sec. 9.07.)

     The amount restricted is subject to being increased or decreased on the basis of various factors, and any restricted retained earnings can be otherwise used by TXU Electric Company.

SPECIAL PROVISIONS FOR RETIREMENT OF FIRST MORTGAGE BONDS.

     If mortgaged property is condemned or sold (other than in a project to be jointly owned by TXU Electric Company and others) to any governmental authority resulting in the receipt of $50,000,000 or more as proceeds, TXU Electric Company (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of First Mortgage Bonds. (Mortgage, Sec. 9.14.)

MODIFICATION

     The rights of bondholders may be modified with the consent of holders of 60% of all First Mortgage Bonds outstanding, or, if less than all series of First Mortgage Bonds are adversely affected, the consent of the holders of 60% of the First Mortgage Bonds adversely affected and (unless First Mortgage Bonds issued prior to 1989 are retired or the holders of those First Mortgage Bonds otherwise consent) of the holders of a majority of all First Mortgage Bonds. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the first lien or reducing the percentage required for modification, is effective against any bondholder without such holder's consent. (Mortgage, Art. XXI.)

DEFAULTS AND NOTICE OF DEFAULTS

     "Defaults" are defined in the Mortgage as:

     o    default in payment of principal;

     o default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any First Mortgage Bonds;

     o default in payment of principal or interest with respect to certain prior lien bonds;

     o    certain events in bankruptcy, insolvency or reorganization; and

     o default in other covenants for 90 days after notice. (Mortgage, Sec. 15.01.)

     The Mortgage Trustee may withhold notice of default, except in the case of a default in the payment of principal, interest or an installment of any fund required to be applied to the purchase or redemption of any First Mortgage Bonds, if it determines that doing so is in the best interest of the bondholders. (Mortgage, Sec. 15.02.)

     The Mortgage Trustee or the holders of 25% of the First Mortgage Bonds may declare the principal and interest due and payable on default, but a majority may annul such declaration if such default has been cured. (Mortgage, Sec. 15.03.)

     No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustee written notice of a default and unless the holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustee to act and have offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Mortgage, Sec. 15.16.)

     The holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Mortgage, Sec. 15.07.)

     The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Mortgage, Sec. 19.08.)

SATISFACTION AND DISCHARGE

     Upon TXU Electric Company making due provision for the payment of all of the First Mortgage Bonds and paying all other sums due under the Mortgage, the Mortgage will cease to be of further effect and may be discharged. (Mortgage, Art. XX.)

ANNUAL REPORT TO THE MORTGAGE TRUSTEE

     TXU Electric Company must give the Mortgage Trustee an annual statement as to whether or not TXU Electric Company has fulfilled its obligations under the Mortgage throughout the preceding calendar year.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Electric Company's direct unsecured general obligations. The debt securities will be issued in one or more series under an Indenture (For Unsecured Debt Securities) dated as of August 1, 1997 or under one or more separate indentures between TXU Electric Company and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture was filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Electric Company's other unsecured and unsubordinated debt. Unless otherwise specified in a prospectus supplement, the indenture will not limit the amount of unsecured debt which may be issued by TXU Electric Company. As of the date hereof, TXU Electric Company's secured indebtedness amounted to approximately $4.39 billion.

     TXU Electric Company may from time to time issue, under a separate indenture, debt securities secured by the First Mortgage Bonds. The First Mortgage Bonds will be pledged and delivered to the trustee for the benefit of the holders of debt securities so secured. As holder of the First Mortgage Bonds, the trustee will be entitled, proportionally with the holders of all other First Mortgage Bonds outstanding under the Mortgage, to the benefit of a lien on substantially all the properties of TXU Electric Company.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    The title of the debt securities;

     o    Any limit upon the total principal amount of the debt securities;

     o The dates on which the principal of the debt securities will be payable and how it will be paid;

     o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     o    Any right to delay the interest payments for the debt securities;

     o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o Any date or dates on which the debt securities may be redeemed at the option of TXU Electric Company and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Electric Company to repurchase or otherwise redeem the debt securities;

     o Any changes or additions to the events of default under the indenture or changes or additions to the covenants of TXU Electric Company under the indenture;

     o If the debt securities will be issued in denominations other than multiples of $1,000;

     o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another person to assume the obligations of TXU Electric Company with respect to the debt securities;

     o Any collateral, security, assurance or guarantee for the debt securities; and

     o Any other terms of the debt securities not inconsistent with the terms of the indenture.

     (Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Electric Company may issue.

     TXU Electric Company may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Electric Company.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name that debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Electric Company for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Electric Company. TXU Electric Company may change the place of payment on the debt securities, may appoint one or more additional paying agents (including TXU Electric Company) and may remove any paying agent, all at the discretion of TXU Electric Company. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Electric Company may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Electric Company may require payment to cover any tax or other governmental charge that may be imposed. TXU Electric Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during the 15 days before giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (Indenture, Section 305.)

DEFEASANCE

     TXU Electric Company will be discharged from its obligations on the debt securities of a particular series if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

ASSIGNMENT OF OBLIGATIONS

     If and to the extent permitted under the officer's certificate establishing a series of debt securities, TXU Electric Company may assign its obligations under that series of debt securities and the related indenture. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the series of debt securities.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Electric Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Electric Company's obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Electric Company shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict TXU Electric Company in a merger in which TXU Electric Company is the surviving entity. (Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Electric Company receives written notice from the trustee, or TXU Electric Company and the trustee receive a written notice from the holders of 33% in aggregate principal amount of the debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Electric Company specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for a specific series of debt securities.

     (Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Electric Company has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of the series;

          (2) the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Electric Company. (Indenture, Section 802.)

     Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice.

     (Indenture, Section 807.)

     However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

     TXU Electric Company will provide to the trustee an annual statement by an appropriate officer as to TXU Electric Company's compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Electric Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Electric Company in the indenture and in the debt securities;

     o To add additional covenants of TXU Electric Company or to surrender any right or power of TXU Electric Company under the indenture;

     o    To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Electric Company may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

     (Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Electric Company with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Electric Company and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

     (Indenture, Section 1202.)

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     The indenture provides that debt securities owned by TXU Electric Company or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     TXU Electric Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Electric Company shall have no obligation to do so. If TXU Electric Company fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of these debt securities. A transferee will be bound by acts of the trustee or TXU Electric Company in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     A trustee may resign at any time by giving written notice to TXU Electric Company or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Electric Company. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Electric Company has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Electric Company, the trustee, and any agent of TXU Electric Company or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Electric Company and its affiliates. TXU Electric Company and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

      DESCRIPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     TXU Electric Capital will issue preferred trust securities and common trust securities under a trust agreement. The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Electric Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Electric Capital will be substantially the same except that, if TXU Electric Capital fails to make required payments, the rights of TXU Electric Company as the holder of the common trust securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace any of trustees of TXU Electric Capital except for the administrative trustees. All of the common trust securities of TXU Electric Capital will be owned by TXU Electric Company.

     TXU Electric Company will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Electric Company's obligations under the junior subordinated debentures;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o TXU Electric Company's agreement to pay the expenses of TXU Electric Capital; and

     o TXU Electric Company's guarantee of payments due on the preferred trust securities to the extent of TXU Electric Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Electric Company. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Electric Company of the preferred trust securities.

     If and to the extent permitted under the amended and restated trust agreement of TXU Electric Capital, TXU Electric Company may assign its rights and obligations relating to preferred trust securities. The obligations which TXU Electric Company could assign would include its obligations under the junior subordinated debentures, its agreement to pay expenses of TXU Electric Capital and its guarantee of payments due on the preferred trust securities to the extent of TXU Electric Capital's assets. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities of TXU Electric Capital.

     TXU Electric Capital will use the proceeds from the sale of the preferred trust securities and common trust securities to purchase junior subordinated debentures from TXU Electric Company in an aggregate principal amount equal to the aggregate liquidation preference amount of the preferred trust securities and the common trust securities. The junior subordinated debentures will be issued under one or more separate subordinated indentures between TXU Electric Company and The Bank of New York, as debenture trustee under each indenture. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred trust securities and common trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Electric Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. If TXU Electric Company does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Electric Capital), TXU Electric Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Electric Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Electric Company.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Electric Company may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. If TXU Electric Company extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Electric Company may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Electric Company;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures;

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Electric Company may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Electric Company may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of preferred trust securities and common trust securities. Holders of preferred trust securities and common trust securities will be given not less than 30 nor more than 60 days' notice of any redemption.

REDEMPTION PROCEDURES

     Preferred trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only if TXU Electric Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, TXU Electric Capital will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Electric Capital or by TXU Electric Company pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Electric Company may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities shall be made proportionally based on the liquidation preference amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Electric Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Electric Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Electric Company;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Electric Capital by a court of competent jurisdiction; and

     o    At any time, at the election of TXU Electric Company.

     (Trust Agreement, Sections 9.01 and 9.02.)

     If an early dissolution occurs because of bankruptcy, dissolution or liquidation of TXU Electric Company, if all the preferred trust securities are redeemed, or if TXU Electric Company so elects, TXU Electric Capital will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Electric Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Electric Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Electric Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation preference amount of the preferred trust securities they hold. TXU Electric Company, as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Electric Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it be voluntary or involuntary or effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o The occurrence of an event of default under the subordinated indenture;

     o Default by TXU Electric Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     o Default by TXU Electric Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     o Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with above, and the continuation of that default or breach for a period of 60 days after notice to TXU Electric Capital by the holders of preferred trust securities having at least 10% of the total liquidation preference amount of the outstanding preferred trust securities; or

     o The occurrence of specified events of bankruptcy or insolvency with respect to TXU Electric Capital.

     (Trust Agreement, Section 1.01.)

     Within ninety business days after the occurrence of any event of default under the trust agreement, the property trustee will transmit to the holders of preferred trust securities and common trust securities and TXU Electric Company notice of any default actually known to the property trustee, unless that default has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merge, consolidate with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will have no voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation preference amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The property trustee shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Electric Company to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or any one else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Electric Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 6.01(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote.

     No vote or consent of the holders of preferred trust securities will be required for TXU Electric Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     Although holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any of the preferred trust securities that are owned by TXU Electric Company, any trustee under the trust agreement or any affiliate of TXU Electric Company, shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01.)

     Holders of preferred trust securities will have no rights to appoint or remove the administrative trustees of TXU Electric Capital, who may be appointed, removed or replaced solely by TXU Electric Company as the holder of the common trust securities. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Electric Capital and TXU Electric Company, without the consent of any holders of preferred trust securities and common trust securities:

     o To cure any ambiguity, correct or supplement inconsistent provisions, make any other provisions with respect to matters or questions arising under the trust agreement that do not conflict with the other provisions of the trust agreement or any amendments of the trust agreement; or

     o    To change the name of the trust; or

     o To modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Electric Capital will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any preferred trust securities and common trust securities are outstanding or to ensure TXU Electric Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of preferred trust securities or common trust securities. The amendments of the trust agreement which cure ambiguity, correct inconsistencies or supplement existing provisions will become effective when notice of the amendment is given to the holders of preferred trust securities and common trust securities.

     Except as provided below, any provision of the trust agreement may be amended by the trustees and TXU Electric Company with:

     o The consent of holders of preferred trust securities and common trust securities representing not less than a majority in aggregate liquidation preference amount of the preferred trust securities and common trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Electric Capital to be classified for federal income tax purposes as an association taxable as a corporation or affect TXU Electric Capital's exemption from status of an "investment company" under the Investment Company Act.

     Each holder of preferred trust securities or common trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

     o Restricts the right of a holder of preferred trust securities or common trust securities to institute suit for the enforcement of any such payment on or after that date.

     (Trust Agreement, Section 10.03.)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Electric Capital may at the time be located, TXU Electric Company, as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Electric Company, as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Electric Company, as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of TXU Electric Capital may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation preference.

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Electric Company for such purpose. TXU Electric Company may designate itself the preferred trust security registrar. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but TXU Electric Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Electric Capital or TXU Electric Company may require. (Trust Agreement, Section 5.04.) A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. TXU Electric Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that TXU Electric Company will be required to maintain a transfer agent in each place of payment for preferred trust securities.

     TXU Electric Capital will not be required to (1) issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part. (Trust Agreement, Section 5.04)

REGISTRAR AND TRANSFER AGENT

     TXU Business Services Company will act as registrar and transfer agent for the preferred trust securities.

     Registration of transfers of the preferred trust securities will be made without charge by TXU Electric Capital, unless tax or other governmental charges are imposed. In that case, the holder requesting transfer must pay the tax or charges and give such indemnity as TXU Electric Capital or TXU Electric Company may require.

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guaranty and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Electric Company and its affiliates. TXU Electric Company and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. (Trust Agreement, Section 2.06.) The property trustee will hold the junior subordinated debentures on behalf of TXU Electric Capital and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act.

     The administrative trustees of TXU Electric Capital are authorized and directed to conduct the affairs of TXU Electric Capital and to operate TXU Electric Capital so that TXU Electric Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of TXU Electric Company for United States federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Electric Company will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Electric Company will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Electric Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Electric Company may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Electric Capital has funds available therefor;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Electric Capital, to the extent TXU Electric Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Electric Capital except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Electric Capital has funds available therefor; and

          (2) the amount of assets of TXU Electric Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Electric Capital.

TXU Electric Company's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by TXU Electric Company to the holders of preferred trust securities or by causing TXU Electric Capital to pay those amounts to those holders. (Guarantee Agreement, Sections 1.01 and 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Electric Capital does not have funds available to make those payments or to any collection of payment.

     If TXU Electric Company does not make interest payments on the junior subordinated debentures held by TXU Electric Capital, TXU Electric Capital will not have funds available to pay distributions on the preferred trust securities. The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Electric Company except liabilities that are equal in right of payment by their terms. (Guarantee Agreement, Section 6.01.)

     TXU Electric Company will enter into an Agreement as to Expenses and Liabilities with TXU Electric Capital, to provide funds to TXU Electric Capital as needed to pay obligations of TXU Electric Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Electric Company with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Electric Company. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Electric Company of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation preference amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.) All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Electric Company and will inure to the benefit of the holders of the preferred trust securities then outstanding. (Guarantee Agreement, Section 8.01.)

     If and to the extent permitted under the guarantee relating to preferred trust securities of TXU Electric Capital, TXU Electric Company may assign its obligations under the guarantee. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Electric Company fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation preference of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. (Guarantee Agreement, Section 5.04.)

     If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Electric Company to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Electric Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Electric Company will be required to provide an annual statement to the guarantee trustee about TXU Electric Company's performance of some of its obligations under the guarantee and any default in its performance of the obligations.

     TXU Electric Company will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Electric Company's compliance with all conditions under the guarantee. (Guarantee Agreement, Section 2.04.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.01(c).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Electric Company and its affiliates. TXU Electric Company and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o Full payment of the amounts payable upon liquidation of TXU Electric Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee. (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Electric Company and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Electric Company, except any liabilities that are equal in right of payment by their terms;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Electric Company and with any guarantee that may be entered into by TXU Electric Company in respect of any preferred or preference stock of any affiliate of TXU Electric Company; and

     o    Senior to TXU Electric Company's common stock.

     (Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Electric Company to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures which the property trustee will hold on behalf of TXU Electric Capital as trust assets will be subordinated obligations of TXU Electric Company. The junior subordinated debentures will be issued in one or more series under an Indenture (For Unsecured Subordinated Debt Securities relating to Trust Securities), dated as of December 1, 1995 or under one or more separate subordinated indentures between TXU Electric Company and

The Bank of New York, as debenture trustee with respect to the junior subordinated debentures.

     Material terms of the junior subordinated debentures are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in a subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Electric Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     A prospectus supplement and an officer's certificate relating to the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following:

     o    The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, which will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Electric Company and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Electric Company to repurchase or otherwise redeem the junior subordinated debentures;

     o Any changes or additions to the events of default under the subordinated indenture or changes or additions to the covenants of TXU Electric Company under the subordinated indenture;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights of TXU Electric Company to assign its obligations under the junior subordinated debentures and the subordinated indenture;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

     (Subordinated Indenture, Section 301.)

     The junior subordinated debentures of each series will be limited in total principal amount to the sum of the aggregate liquidation preference amount of the preferred trust securities and the consideration paid by TXU Electric Company for the common trust securities for the related TXU Electric Capital trust. The junior subordinated debentures are unsecured, subordinated obligations of TXU Electric Company which rank junior to all of TXU Electric Company's Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Electric Company, for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Electric Company unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Electric Company under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101.) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on preferred trust securities and common trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Electric Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (Subordinated Indenture, Section 201.)

     Payments of principal and interest on junior subordinated debentures will be payable, at the corporate trust office of the debenture trustee in The City of New York. However, TXU Electric Company may choose to make payment of interest by check mailed to the address of the persons entitled to it and may require that the payment in full of principal with respect to any junior subordinated debenture be made only upon surrender of the junior subordinated debenture to the debenture trustee. The transfer of junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of the same aggregate principal amount, at the offices of TXU Business Services Company in Dallas, Texas.

OPTIONAL REDEMPTION

     For so long as TXU Electric Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Electric Capital to redeem preferred trust securities and common trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Electric Company may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Electric Company extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Electric Company may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Electric Company;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     (Subordinated Indenture, Section 608.)

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Electric Company may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Electric Company may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Electric Company will give TXU Electric Capital and the debenture trustee notice of its election of an extension period prior to the earlier of (1) one business day before the record date for the distribution which would occur if TXU Electric Company did not make the election to extend or (2) the date TXU Electric Company is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date. TXU Electric Company will cause TXU Electric Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Electric Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Electric Company will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Electric Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU

Electric Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

ASSIGNMENT OF OBLIGATIONS

     If and to the extent permitted under the junior subordinated debentures relating to preferred trust securities of TXU Electric Capital, TXU Electric Company may assign its obligations under the junior subordinated debentures and the subordinated indenture. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities.

DEFEASANCE

     TXU Electric Company will be discharged from its obligations on the junior subordinated debentures of a particular series if it deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Electric Company (Subordinated Indenture, Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all holders of Senior Indebtedness have been paid, if any of the following occurs:

     o Specified events of bankruptcy, insolvency or reorganization of TXU Electric Company;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness have accelerated the maturity of the indebtedness; or

     o The maturity of any other series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

     (Subordinated Indenture, Section 1501.)

     Upon any distribution of assets of TXU Electric Company to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of September 30, 2000 TXU Electric Company had approximately $2.11 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Electric Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Electric Company's obligations on all junior subordinated debentures issued under the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Electric Company shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

     (Subordinated Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture or junior subordinated debentures, will mean any of the following:

          (1) Failure to pay interest on any junior subordinated debenture for 30 days after it is due;

          (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

          (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Electric Company receives written notice from the debenture trustee or TXU Electric Company and the debenture trustee receives a written notice from 33% of the holders of the junior subordinated debentures of that series;

          (4) Specified events of bankruptcy, insolvency or reorganization of TXU Electric Company; or

          (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

     (Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default except a default in the payment of principal or interest if it considers such withholding of notice to be in the best interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of the junior subordinated debentures of the series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest thereon, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Electric Company has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all junior subordinated debentures of the series;

          (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Electric Company. (Subordinated Indenture,
Section 802.)

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture will have occurred and be continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice.

     (Subordinated Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Electric Company will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Electric Company's compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Electric Company as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Electric Company to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation preference amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Electric Company any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Electric Company to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Electric Company and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Electric Company in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Electric Company or to surrender any right or power of TXU Electric Company under the subordinated indenture;

     o    To add additional events of default;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

          (2) when no junior subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Electric Company may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the subordinated indenture; provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

     (Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Electric Company with some restrictive provisions of the subordinated indenture. The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and some covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Electric Company and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series whose consent is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them. (Subordinated Indenture, Section 1202.)

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation preference of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Electric Company or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101.)

     TXU Electric Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Electric Company shall have no obligation to do so. If TXU Electric Company fixes a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on the record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or exchange of junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Electric Company in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Electric Company or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Electric Company. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Electric Company has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the subordinated indenture.

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register. (Subordinated Indenture, Section 106.)

TITLE

     TXU Electric Company, the debenture trustee, and any agent of TXU Electric Company or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not the subordinated debt may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guaranty; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Electric Company and its affiliates. TXU Electric Company and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their business.

                MATERIAL UNITED STATES FEDERAL INCOME TAX MATTERS
                 WITH RESPECT TO THE PREFERRED TRUST SECURITIES

     The following summary describes the material United States federal income tax consequences of the ownership and disposition of preferred trust securities as of the date of this prospectus and represents the opinion of Thelen Reid & Priest LLP, counsel to TXU Electric Company and TXU Electric Capital, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with preferred trust securities held as capital assets within the meaning of ss.1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt entities, persons holding preferred trust securities as a part of a hedging or conversion transaction or a straddle, United States holders (as defined in this prospectus) whose "functional currency" is not the United States dollar, or persons who are not United States holders. In addition, this discussion does not address the tax consequences to persons who purchase preferred trust securities other than in their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, administrative rulings and judicial decisions under the Code and those regulations as of the date of this prospectus. Those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. The opinion of Thelen Reid & Priest LLP is not binding on the Internal Revenue Service (IRS) or the courts.

     PROSPECTIVE PURCHASERS OF PREFERRED TRUST SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE PREFERRED TRUST SECURITIES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED TRUST SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

UNITED STATES HOLDERS

     As used in this prospectus, a "United States holder" means a beneficial owner of a preferred trust security that is:

     o    A citizen or resident of the United States;

     o A corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

     o An estate the income of which is subject to United States federal income taxation regardless of its source; or

     o A trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

CLASSIFICATION OF TXU ELECTRIC CAPITAL

     Thelen Reid & Priest LLP is of the opinion that, under current law and assuming full compliance with the terms of the subordinated indenture and the instruments establishing TXU Electric Capital and other documents, TXU Electric Capital will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Each United States holder will be treated as owning an undivided beneficial interest in the junior subordinated debentures.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Based on the advice of Thelen Reid & Priest LLP, TXU Electric Company believes and intends to take the position that the junior subordinated debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that this position will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. By purchasing and accepting preferred trust securities, each United States holder covenants to treat the junior subordinated debentures as indebtedness and the preferred trust securities as evidence of an indirect beneficial ownership in the junior subordinated debentures. The remainder of this discussion assumes that the junior subordinated debentures will be classified as indebtedness of TXU Electric Company for United States federal income tax purposes.

PAYMENTS OF INTEREST

     Except as described below, stated interest on a junior subordinated debenture will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The terms of the junior subordinated debentures permit TXU Electric Company to defer interest payments on the junior subordinated debentures at any time and from time to time for up to 20 consecutive quarters. TXU Electric Company believes that the likelihood of a deferral of interest payments on the junior subordinated debentures is remote. Under applicable United States federal Treasury Regulations, a remote contingency may be disregarded in determining the existence of original issue discount (OID). Disregarding TXU Electric Company's deferral right, all interest payments on the junior subordinated debentures should be treated as payments of "qualified stated interest." Accordingly, the mere existence of the right to defer interest payments on the junior subordinated debentures should not cause the junior subordinated debentures to be treated as issued with an original issue discount.

     If, however, TXU Electric Company exercises the option to defer interest payments, then, solely for purposes of determining the yield and maturity of the junior subordinated debentures, the junior subordinated debentures will be treated as having been retired and reissued on the date the option is exercised. In that case, the junior subordinated debentures will be treated as reissued with OID at that time. After the deemed reissuance, all United States holders will be required to accrue interest income as OID even if they use the cash method of accounting, and actual interest payments will not be included in taxable income. Consequently, a United States holder will be required to include OID in income on an economic accrual basis, notwithstanding the fact that TXU Electric Company does not make any interest payments on the junior subordinated debentures during a deferral period.

     It should be noted that the Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS and it is possible that the IRS could take a contrary position. If the likelihood of a deferral of interest payments on the junior subordinated debentures were not treated as remote, then the junior subordinated debentures would be treated as issued with OID in an amount equal to the sum of all interest payable over the term of the junior subordinated debentures, plus the excess, if any, of the principal amount of the junior subordinated debentures over their issue price, and a United States holder would be required to include the OID in income over the term of the junior subordinated debentures on an economic accrual basis, regardless of the holder's regular method of accounting for tax purposes. In that case, the amount and timing of inclusion of the interest income that a United States holder would be required to include in taxable income in a particular taxable year could differ from the amount and timing of inclusion of the interest payments that the United States holder received in that year. United States holders should consult their tax advisors regarding the tax consequences to them, in light of their particular situations, of treating the junior subordinated debentures as issued with OID.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF TXU ELECTRIC CAPITAL

     The junior subordinated debentures may be distributed to United States holders in exchange for the preferred trust securities upon liquidation of TXU Electric Capital. Unless the liquidation of TXU Electric Capital occurs at a time when TXU Electric Capital has become subject to United States federal income tax with respect to interest on the junior subordinated debentures, for United States federal income tax purposes, the distribution would be treated as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated debentures equal to the holder's aggregate tax basis in its preferred trust securities. A United States holder's holding period for the junior subordinated debentures received would include the period during which the holder held the preferred trust securities. If, however, the liquidation of TXU Electric Capital were to occur at a time when TXU Electric Capital had become subject to United States federal income tax with respect to interest on the junior subordinated debentures, the distribution of the junior subordinated debentures to a United States holder by TXU Electric Capital would likely be a taxable event to the holder, and the holder would recognize gain or loss as if the holder had exchanged its preferred trust securities for junior subordinated debentures in a taxable exchange. See -- "Sale, Exchange and Redemption of the Preferred Trust Securities."

     In specific situations, the junior subordinated debentures may be redeemed for cash and the proceeds of the redemption distributed to holders of preferred trust securities in redemption of the preferred trust securities. The redemption would, for United States federal income tax purposes, constitute a taxable disposition of the preferred trust securities, and a holder would recognize gain or loss as if the holder had sold such redeemed preferred trust securities. See -- "Sale, Exchange and Redemption of the Preferred Trust Securities."

SALE, EXCHANGE AND REDEMPTION OF THE PREFERRED TRUST SECURITIES

     Upon the sale, exchange or redemption of preferred trust securities, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption, except for amounts attributable to accrued and unpaid interest, and the holder's adjusted tax basis in the preferred trust securities. A holder's adjusted tax basis in the preferred trust securities will generally equal the amount paid for the preferred trust securities, increased by any OID included in income and decreased by any subsequent distributions on the preferred trust securities. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or redemption, the preferred trust securities have been held for more than one year. Generally, for non-corporate United States holders, net long-term capital gains are subject to United States federal income tax at a maximum rate of 20%. Under current law, the deductibility of capital losses is subject to limitations.

ASSIGNMENT OF OBLIGATIONS

     If and to the extent permitted under the amended and restated trust agreement of TXU Electric Capital, TXU Electric Company may assign its rights and obligations relating to preferred trust securities, including its obligations under the junior subordinated debentures, its agreement to pay expenses of TXU Electric Capital and its guarantee of payments due on the preferred trust securities to the extent of TXU Electric Capital's assets. Any material United States federal income tax consequences of a permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities of TXU Electric Capital.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Subject to the qualification discussed below, income on the preferred trust securities will be reported to United States holders on Forms 1099, which should be mailed to holders by January 31 following each calendar year.

     If required by law, TXU Electric Capital will report annually to the holders of record of the preferred trust securities the interest income paid or OID accrued during the year with respect to the junior subordinated debentures. TXU Electric Capital currently intends to report that information on Form 1099 by January 31 following each calendar year. Under current law, holders of record of preferred trust securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to TXU Electric Capital. TXU Electric Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of preferred trust securities who hold their preferred trust securities through nominee holders will typically receive Forms 1099 reflecting the income on their preferred trust securities from the nominee holders rather than from TXU Electric Capital.

     Payments made in respect of, and proceeds from the sale of, preferred trust securities (or junior subordinated debentures distributed to holders of preferred trust securities) may be subject to "backup" withholding tax of 31% if the holder fails to comply with specified identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is provided to the IRS.

                              PLAN OF DISTRIBUTION

     The preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities described in this prospectus may be offered (a) through agents; (b) through underwriters or dealers; or (c) directly to purchasers.

BY AGENTS

     The preferred stock, depositary shares, first mortgage bonds, debt securities, and preferred trust securities may be sold through agents designated by TXU Electric Company or TXU Electric Capital.

BY UNDERWRITERS

     If underwriters are used in the sale of the preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities, the underwriters will acquire the securities sold for their own account. The underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered securities if any are purchased. If a dealer is used in the sale, TXU Electric Company or TXU Electric Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

DIRECT SALES

     The preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities may also be sold directly by TXU Electric Company or TXU Electric Capital. In that case, no underwriters or agents would be involved.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from TXU Electric Company or TXU Electric Capital and any profit on the resale by them of those securities may be treated as underwriting discounts under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     TXU Electric Company or TXU Electric Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase preferred stock, depositary shares, first mortgage bonds, debt securities, and preferred trust securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Electric Company may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     None of the preferred stock, depositary shares, first mortgage bonds, debt securities or preferred trust securities has an established trading market. TXU Electric Company may decide to list any series of securities on a securities exchange. However, TXU Electric Company will not be obligated to list securities on an exchange unless it states otherwise in a prospectus supplement. TXU Electric Company cannot assure that there will be any liquidity of the trading market for any of the preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Electric Company, TXU Corp. or TXU Corp.'s subsidiaries in the ordinary course of business.

                              EXPERTS AND LEGALITY

     The consolidated financial statements of TXU Electric Company and subsidiaries included in the latest Annual Report of TXU Electric Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of TXU Electric Company on Form 10-K, and have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information included in TXU Electric Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in TXU Electric Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the preferred stock, depositary shares, first mortgage bonds, debt securities and preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Electric Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Electric Company and TXU Electric Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Electric Company and TXU Electric Capital by Worsham Forsythe Wooldridge LLP, Dallas, Texas and by Thelen Reid & Priest LLP, New York, New York and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to the incorporation of TXU Electric Company and all other matters of Texas law will be passed upon only by Worsham Forsythe Wooldridge LLP. At December 31, 2000, members of the firm of Worsham Forsythe Wooldridge LLP owned approximately 48,000 shares of the common stock of TXU Corp.

     The statements of law and legal conclusions under the caption MATERIAL UNITED STATES FEDERAL INCOME TAX MATTERS WITH RESPECT TO THE PREFERRED TRUST SECURITIES have been reviewed by Thelen Reid & Priest LLP, counsel to TXU Electric Company, and such statements are made upon their authority as experts.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by TXU Electric Company in connection with the issuance and distribution of the securities to be registered.

   Filing fee - Securities and Exchange Commission.......       $230,963
   Fees of trustees* ....................................         30,000
   Fees of TXU Electric Company's counsel
       Worsham Forsythe Wooldridge LLP*..................        500,000
       Thelen Reid & Priest LLP*.........................        500,000
   Fees of TXU Electric Company's and TXU Electric
   Capital's special Delaware counsel*...................         10,000
   Accountants' fees*....................................         50,000
   Rating agencies' fees*................................        150,000
   Printing, including Registration Statement,
       prospectuses, exhibits, etc.*.....................         60,000
   Miscellaneous*........................................         29,037
                                                              ----------
   Total expenses*.......................................     $1,560,000
                                                              ==========

-------------------
*   Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Restated Articles of Incorporation of TXU Electric Company provides as follows:

     "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) from and against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

     "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

     "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

     Article 2.02-1 of the Texas Business Corporation Act permits TXU Electric Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Electric Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Electric Company.

     Article X of the Restated Articles of Incorporation of TXU Electric Company provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director for:

     (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

     (b) an act or omission not in good faith that constitutes a breach of duty of a director to the Corporation or an act or omission that involved intentional misconduct or a knowing violation of the law;

     (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     (d) an act or omission for which the liability of a director is expressly provided for by statute.

If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this
Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

   Section 18 of TXU Electric Company's Restated Bylaws provides as follows:

          "Section 18. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the corporation, the corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the corporation or is or was serving another entity at the request of the corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the corporation. No repeal or modification of such laws or this Section 18 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

     TXU Electric Company has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Electric Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     TXU Electric Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Electric Company also have insurance which insures them against certain other liabilities and expenses.

ITEM 16. EXHIBITS.

           PREVIOUSLY FILED*
EXHIBIT   WITH FILE      AS
-------    NUMBER      EXHIBIT
           ------      -------

1(a)                               --   Form of Underwriting Agreement
                                        for TXU Electric Company
                                        securities.
1(b)                               --   Form of Underwriting Agreement
                                        (Preferred Trust Securities)
4(a)      0-11442        4         --   Restated Articles of Incorporation
          Form 10-Q                     of TXU Electric Company.
          June 30, 1997
4(b)      0-11442        3(a)      --   Articles of Amendment, effective
          Form 10-Q                     June 14, 1999, to the (Restated)
          June 30, 1999                 Articles of Incorporation of TXU
                                        Electric Company.
4(c)      0-11442                  --   Bylaws of TXU Electric Company, as
          Form 10-Q                     restated August 1, 1999.
          June 30, 1999
4(d)                               --   Form of Statement of Resolution
                                        Establishing a Series of Preferred
                                        Stock.
4(e)      2-90185        4(a)      --   Mortgage and Deed of Trust, dated as of
                                        December 1, 1983, between TXU Electric
                                        Company and Irving Trust Company (now
                                        The Bank of New York), Trustee.
                                   --   Supplemental Indentures to
                                        Mortgage and Deed of Trust:

           PREVIOUSLY FILED*
EXHIBIT   WITH FILE       AS       NUMBER               DATED AS OF
-------    NUMBER      EXHIBIT     ------               -----------
           ------      -------

          2-90185        4(b)      First               April 1, 1984
          2-92738        4(a)-1    Second              September 1, 1984
          2-97185        4(a)-1    Third               April 1, 1985
          2-99940        4(a)-1    Fourth              August 1, 1985
          2-99940        4(a)-2    Fifth               September 1, 1985
          33-01774       4(a)-2    Sixth               December 1, 1985
          33-9583        4(a)-1    Seventh             March 1, 1986
          33-9583        4(a)-2    Eighth              May 1, 1986
          33-11376       4(a)-1    Ninth               October 1, 1986
          33-11376       4(a)-2    Tenth               December 1, 1986
          33-11376       4(a)-3    Eleventh            December 1, 1986
          33-14584       4(a)-1    Twelfth             February 1, 1987
          33-14584       4(a)-2    Thirteenth          March 1, 1987
          33-14584       4(a)-3    Fourteenth          April 1, 1987
          33-24089       4(a)-1    Fifteenth           July 1, 1987
          33-24089       4(a)-2    Sixteenth           September 1, 1987
          33-24089       4(a)-3    Seventeenth         October 1, 1987
          33-24089       4(a)-4    Eighteenth          March 1, 1988
          33-24089       4(a)-5    Nineteenth          May 1, 1988
          33-30141       4(a)-1    Twentieth           September 1, 1988
          33-30141       4(a)-2    Twenty-first        November 1, 1988
          33-30141       4(a)-3    Twenty-second       January 1, 1989
          33-35614       4(a)-1    Twenty-third        August 1, 1989
          33-35614       4(a)-2    Twenty-fourth       November 1, 1989
          33-35614       4(a)-3    Twenty-fifth        December 1, 1989
          33-35614       4(a)-4    Twenty-sixth        February 1, 1990
          33-39493       4(a)-1    Twenty-seventh      September 1, 1990
          33-39493       4(a)-2    Twenty-eighth       October 1, 1990
          33-39493       4(a)-3    Twenty-ninth        October 1, 1990
          33-39493       4(a)-4    Thirtieth           March 1, 1991
          33-45104       4(a)-1    Thirty-first        May 1, 1991
          33-45104       4(a)-2    Thirty-second       July 1, 1991
          33-46293       4(a)-1    Thirty-third        February 1, 1992
          33-49710       4(a)-1    Thirty-fourth       April 1, 1992
          33-49710       4(a)-2    Thirty-fifth        April 1, 1992
          33-49710       4(a)-3    Thirty-sixth        June 1, 1992
          33-49710       4(a)-4    Thirty-seventh      June 1, 1992
          33-57576       4(a)-1    Thirty-eighth       August 1, 1992
          33-57576       4(a)-2    Thirty-ninth        October 1, 1992
          33-57576       4(a)-3    Fortieth            November 1, 1992
          33-57576       4(a)-4    Forty-first         December 1, 1992
          33-60528       4(a)-1    Forty-second        March 1, 1993
          33-64692       4(a)-1    Forty-third         April 1, 1993
          33-64692       4(a)-2    Forty-fourth        April 1, 1993
          33-64692       4(a)-3    Forty-fifth         May 1, 1993
          33-68100       4(a)-1    Forty-sixth         July 1, 1993
          33-68100       4(a)-3    Forty-seventh       October 1, 1993
          33-68100       4(a)-4    Forty-eighth        November 1, 1993

          33-68100       4(a)-5    Forty-ninth         May 1, 1994
          33-68100       4(a)-6    Fiftieth            May 1, 1994
          33-68100       4(a)-7    Fifty-first         August 1, 1994
          33-83976       4(b)      Fifty-second        April 1, 1995
          33-83976       4(c)      Fifty-third         June 1, 1995
          33-83976       4(d)      Fifty-fourth        October 1, 1995
          33-83976       4(e)      Fifty-fifth         March 1, 1996
          33-83976       4(f)      Fifty-sixth         September 1, 1996
          33-83976       4(g)      Fifty-seventh       February 1, 1997

          0-11442        4(b)      Fifty-eighth        July 1, 1997
          Form 10-Q
          June 30, 1997
4(f)                               --   Fifty-ninth Supplemental
                                        Indenture, dated as of March 1, 1999.
4(g)                               --   Sixtieth Supplemental Indenture,
                                        dated as of  December 1, 2000.
4(h)                               --   Form of Supplemental Indenture.
4(i)      0-11442        4(a)      --   Indenture (For Unsecured Debt
          Form 10-Q                     Securities), dated as of August 1,
          Sept. 30, 1997                1997, between  TXU Electric
                                        Company and The Bank of New York,
                                        Trustee.
4(j)                               --   Form of Indenture (for Unsecured
                                        Debt Securities) of TXU Electric
                                        Company.
4(k)                               --   Form of Officer's Certificate
                                        establishing a series of debt
                                        securities, including a Form of Debt
                                        Security.
4(l)                               --   Trust Agreement and Certificate of
                                        Trust of TXU Electric Capital VI.
4(m)                               --   Trust Agreement and Certificate of
                                        Trust of TXU Electric Capital VII.
4(n)                               --   Trust Agreement and Certificate of
                                        Trust of TXU Electric Capital VIII.
4(o)                               --   Form of Amended and Restated Trust
                                        Agreement.
4(p)      0-11442        4(f)      --   Indenture (For Unsecured
                                        Subordinated Debt Securities relating to
                                        Trust Securities), dated as of December
                                        1, 1995 between TXU Electric Company and
                                        The Bank of New York as Trustee.
4(q)                               --   Form of Indenture (For Unsecured
                                        Subordinated Debt Securities
                                        relating to Trust Securities) of
                                        TXU Electric Company.
4(r)                               --   Form of Officer's Certificate
                                        establishing the Junior
                                        Subordinated Debentures, including
                                        Form of Junior Subordinated
                                        Debenture
4(s)                               --   Form of Guarantee Agreement
                                        relating to the Preferred Trust
                                        Securities.
4(t)                               --   Form of Agreement as to Expenses
                                        and Liabilities relating to the
                                        Preferred Trust Securities is
                                        contained in Exhibit C of Exhibit
                                        4(o) hereto.
4(u)                               --   Form of Preferred Trust Securities
                                        is contained in Exhibit D of
                                        Exhibit 4(o) hereto
4(v)                               --   Form of Deposit Agreement

           PREVIOUSLY FILED*
EXHIBIT   WITH FILE      AS
-------    NUMBER      EXHIBIT
           ------      -------

5(a)                               --   Opinion of Worsham Forsythe
                                        Wooldridge LLP, General Counsel
                                        for TXU Electric Company.

5(b)                               --   Opinion of Thelen Reid & Priest
and 8                                   LLP, of counsel to TXU Electric
                                        Company.
5(c)                               --   Opinion of Richards, Layton &
                                        Finger, P.A., Special Delaware
                                        Counsel to TXU Electric Capital
                                        VI and TXU Electric Company.
5(d)                               --   Opinion of Richards, Layton &
                                        Finger, P.A., Special Delaware
                                        Counsel to TXU Electric Capital
                                        VII and TXU Electric Company.
5(e)                               --   Opinion of Richards, Layton &
                                        Finger, P.A., Special Delaware
                                        Counsel to TXU Electric Capital
                                        VIII and TXU Electric Company.
12(a)     1-11668        12        --   Computation of Ratio of Earnings
          Form 10-K                     to Fixed Charges and Computation
          December 31,1999              of Ratio of Earnings to Combined
                                        Fixed Charges and Preferred
                                        Dividends of TXU Electric Company.
12(b)                              --   Computation of Ratio of Earnings
                                        to Fixed Charges and Computation
                                        of Ratio of Earnings to Combined
                                        Fixed Charges and Preferred
                                        Dividends of TXU Electric Company
                                        for the nine-month period ended
                                        September 30, 2000.
15                                 --   Letter of Deloitte & Touche LLP
                                        regarding unaudited condensed
                                        interim financial information.
23(a)                              --   Consent of Deloitte & Touche LLP.
23(b)                              --   Consents of Worsham Forsythe
                                        Wooldridge LLP, Thelen Reid &
                                        Priest LLP and Richards, Layton
                                        and Finger, P.A. are contained in
                                        Exhibits 5(a), 5(b)-8 and
                                        5(c)-5(e), respectively.
24                                 --   Power of Attorney (see page II-9
                                        and Section 4 of Exhibits 4(l),
                                        (m) and (n)).
25(a)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Mortgage of TXU
                                        Electric Company.
25(b)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Indenture (For
                                        Unsecured Subordinated Debt
                                        Securities relating to Trust
                                        Securities), dated as of December
                                        1, 1995, of TXU Electric Company.
25(c)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Indenture (For
                                        Unsecured Subordinated Debt
                                        Securities relating to Trust
                                        Securities) of TXU Electric
                                        Company.

25(d)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Indenture (For
                                        Debt Securities), dated as of
                                        August 1, 1997, of TXU Electric
                                        Company.
25(e)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Indenture (For
                                        Debt Securities) of TXU Electric.
25(f)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Amended and
                                        Restated Trust Agreement of TXU
                                        Electric Capital VI.
25(g)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Guarantee
                                        Agreement relating to the
                                        Preferred Trust Securities of TXU
                                        Electric Capital VI.
25(h)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Amended and
                                        Restated Trust Agreement of TXU
                                        Electric Capital VII.
25(i)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Guarantee
                                        Agreement relating to the
                                        Preferred Trust Securities of TXU
                                        Electric Capital VII.
25(j)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Amended and
                                        Restated Trust Agreement of TXU
                                        Electric Capital  VIII.
25(k)                              --   Statement of Eligibility on Form
                                        T-1 of The Bank of New York with
                                        respect to the Guarantee
                                        Agreement relating to the
                                        Preferred Trust Securities of TXU
                                        Electric Capital VIII.


------------------------
*Incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     a. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on the 5th day of January, 2001.

                                        TXU ELECTRIC COMPANY

                                        By /s/ Erle Nye
                                          -------------------------------------
                                           (Erle Nye, Chairman of the Board
                                                 and Chief Executive)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                Signature                        Title               Date
                ---------                        -----               ----

              /s/ Erle Nye             Principal             )
-------------------------------------  Executive Officer     )
  (Erle Nye, Chairman of the Board     and Director          )
          and Chief Executive)                               )
                                                             )
                                                             )
           /s/ Kirk R. Oliver          Principal Financial   )
-------------------------------------  Officer               )
    (Kirk R. Oliver, Vice President)                         )
                                                             )
                                                             )
           /s/ Biggs C. Porter         Principal Accounting  )
-------------------------------------  Officer               )
    (Biggs C. Porter, Vice President)                        )
                                                             )
                                                             )
             /s/ T. L. Baker           Director              )
-------------------------------------                        )
              (T.L. Baker)                                   )
                                                             )
                                                             )
            /s/ D.W. Biegler           Director              )  January 5, 2001
-------------------------------------                        )
             (D.W. Biegler )                                 )
                                                             )
                                                             )
            /s/ Barbara Curry          Director              )
-------------------------------------                        )
            (Barbara Curry )                                 )
                                                             )
                                                             )
             /s/ M.S. Greene           Director              )
-------------------------------------                        )
              (M.S. Greene)                                  )
                                                             )
                                                             )
         /s/ Michael J. McNally        Director              )
-------------------------------------                        )
          (Michael J. McNally)                               )
                                                             )
                                                             )
             /s/ W.M. Taylor           Director              )
-------------------------------------                        )
              (W.M. Taylor)                                  )

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, TXU Electric Capital VI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 5th day of January, 2001.

                                        TXU ELECTRIC CAPITAL VI


                                        By   /s/ Robert J. Reger, Jr.
                                          --------------------------------------
                                             Robert J. Reger, Jr.
                                             Authorized Representative.


     Pursuant to the requirements of the Securities Act of 1933, TXU Electric Capital VII certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 5th day of January, 2001.

                                        TXU ELECTRIC CAPITAL VII


                                        By   /s/ Robert J. Reger, Jr.
                                          --------------------------------------
                                             Robert J. Reger, Jr.
                                             Authorized Representative.


     Pursuant to the requirements of the Securities Act of 1933, TXU Electric Capital VIII certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 5th day of January, 2001.

                                        TXU ELECTRIC CAPITAL VIII


                                        By   /s/ Robert J. Reger, Jr.
                                          --------------------------------------
                                             Robert J. Reger, Jr.
                                             Authorized Representative.

                                 EXHIBIT INDEX
                                 -------------


         EXHIBIT                        DESCRIPTION
         -------                        -----------

          1(a) Form of Underwriting Agreement for TXU Electric Company securities.

          1(b)      Form of Underwriting Agreement (Preferred Trust Securities)

          4(d) Form of Statement of Resolution Establishing a Series of Preferred Stock.

          4(f)      Fifty-ninth Supplemental Indenture, dated as of March 1,
                    1999.

          4(g)      Sixtieth Supplemental Indenture, dated as of December 1,
                    2000.

          4(h)      Form of Supplemental Indenture.

          4(j) Form of Indenture (for Unsecured Debt Securities) of TXU Electric Company.

          4(k) Form of Officer's Certificate establishing a series of debt securities, including a Form of Debt Security.

          4(l) Trust Agreement and Certificate of Trust of TXU Electric Capital VI.

          4(m) Trust Agreement and Certificate of Trust of TXU Electric Capital VII.

          4(n) Trust Agreement and Certificate of Trust of TXU Electric Capital VIII.

          4(o)      Form of Amended and Restated Trust Agreement.

          4(q) Form of Indenture (For Unsecured Subordinated Debt Securities relating to Trust Securities) of TXU Electric Company.

          4(r) Form of Officer's Certificate establishing the Junior Subordinated Debentures, including Form of Junior Subordinated Debenture

          4(s) Form of Guarantee Agreement relating to the Preferred Trust Securities.

          4(v)      Form of Deposit Agreement

          5(a) Opinion of Worsham Forsythe Wooldridge LLP, General Counsel for TXU Electric Company.

          5(b)      Opinion of Thelen Reid & Priest LLP, of counsel to TXU
          and 8     Electric Company.

          5(c) Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to TXU Electric Capital VI and TXU Electric Company.

          5(d) Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to TXU Electric Capital VII and TXU Electric Company.

          5(e) Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to TXU Electric Capital VIII and TXU Electric Company.

          12(b) Computation of Ratio of Earnings to Fixed Charges and Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of TXU Electric Company for the nine-month period ended September 30, 2000.

          15 Letter of Deloitte & Touche LLP regarding unaudited condensed interim financial information.

          23(a)     Consent of Deloitte & Touche LLP.

          25(a) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Mortgage of TXU Electric Company.

          25(b) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Indenture (For Unsecured Subordinated Debt Securities relating to Trust Securities), dated as of December 1, 1995, of TXU Electric Company.

          25(c) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Indenture (For Unsecured Subordinated Debt Securities relating to Trust Securities) of TXU Electric Company.

          25(d) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Indenture (For Debt Securities), dated as of August 1, 1997, of TXU Electric Company.

          25(e) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Indenture (For Debt Securities) of TXU Electric.

          25(f) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Amended and Restated Trust Agreement of TXU Electric Capital VI.

          25(g) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Guarantee Agreement relating to the Preferred Trust Securities of TXU Electric Capital VI.

          25(h) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Amended and Restated Trust Agreement of TXU Electric Capital VII.

          25(i) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Guarantee Agreement relating to the Preferred Trust Securities of TXU Electric Capital VII.

          25(j) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Amended and Restated Trust Agreement of TXU Electric Capital VIII.

          25(k) Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Guarantee Agreement relating to the Preferred Trust Securities of TXU Electric Capital VIII.